Exhibit d(xv) under Form N-1A
                                              Exhibit 24 under Item 601/Reg. S-K

                                    EXHIBIT O
                                     to the
                          Investment Advisory Contract

                      Marshall Government Money Market Fund

     For all services rendered by Adviser hereunder, the above-named Portfolio of the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.20% of the average daily net assets of the Portfolio.

     The portion of the fee based upon the average daily net assets of the Portfolio shall be accrued daily at the rate of 1/365th of 0.20% applied to the daily net assets of the Portfolio.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of December, 2003.


                                    M&I Investment Management Corp.

                                    By:  /s/ Lori K. Hoch
                                    Name:  Lori K. Hoch
                                    Title:  Vice President & Securities Counsel

                                    Marshall Funds, Inc.

                                    By:  /s/ John M. Blaser
                                    Name:  John M. Blaser
                                    Title:  President